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Exhibit 10.34

SUPPLEMENTAL REORGANIZATION AGREEMENT
AND AMENDMENT TO TAX SHARING AGREEMENT

        SUPPLEMENTAL REORGANIZATION AGREEMENT AND AMENDMENT TO TAX SHARING AGREEMENT, dated as of July 25, 2002 (this "Agreement"), by and between Baxter International Inc., a Delaware corporation ("Baxter"), and Edwards Lifesciences Corporation, a Delaware corporation ("Edwards") (each a "Party" and collectively, the "Parties").

        WHEREAS, the Parties hereto entered into a Reorganization Agreement (the "Reorganization Agreement"), dated as of March 15, 2000;

        WHEREAS, under the terms of the Reorganization Agreement, (i) Baxter and certain Baxter Group Members (as defined in the Reorganization Agreement), among other things, transferred certain assets and liabilities to Edwards and certain Edwards Group Members (as defined in the Reorganization Agreement) and (ii) Edwards and certain Edwards Group Members, among other things, assumed certain liabilities of Baxter and certain Baxter Group Members and agreed to distribute certain funds to Baxter, which funds were used to reduce pre-existing debt of the Baxter Group Members, pursuant to Section 9.3 of the Reorganization Agreement (the "Assumed Liabilities"), which Assumed Liabilities included the obligation to invest in a Japanese contractual joint venture (tokumei kumiai) ("TK") in the amount of ¥ 23,200,000,000 (the "TK Investment") pursuant to the Tokumei Kumiai Agreement (the "TK Agreement"), dated April 1, 2000, between Baxter Limited ("Baxter Limited") and Edwards Lifesciences Finance Limited ("Edwards Finance");

        WHEREAS, in connection with the Reorganization Agreement, the Parties hereto entered into a Tax Sharing Agreement (the "Tax Sharing Agreement"), dated as of March 31, 2000;

        WHEREAS, in connection with the TK, Baxter Limited and Edwards Lifesciences (Japan) Limited ("Edwards Limited") entered into an Option Agreement (the "Option Agreement"), dated as of March 31, 2000, in which Edwards Limited received an option to acquire the Japanese Edwards Business (as defined in the Option Agreement) from Baxter Limited;

        WHEREAS, Baxter Limited and Edwards Finance will terminate the TK Agreement effective immediately prior to and as provided for under the Kaisha Bunkatsu and Stock Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof;

        WHEREAS, under the terms of the Option Agreement, Edwards Limited was granted the right to acquire the Japanese Edwards Business for an amount equal to ¥ 26,410,000,000 (the "Strike Price") plus the Net Worth Adjustment (as defined in the Option Agreement);

        WHEREAS, the ¥3,210,000,000 differential between the Strike Price and the TK Investment was also included within the Assumed Liabilities under Section 9.3 of the Reorganization Agreement;

        WHEREAS, the US Payment (as defined below) is part of the Assumed Liabilities;

        WHEREAS, the payment of the additional ¥3,210,000,000 is a precondition to the completion of the spin-off of the Japanese Edwards Business, and that the netting of the return of the TK Investment and the Strike Price will result in the completion of the distributions and assumption of the assumed liabilities called for by Section 9.3 of the Reorganization Agreement; however, due to changes in the economic climate of Japan and the resolution of relevant Japanese transfer price audit uncertainties, the transfer of the Japanese Edwards Business cannot be effected at the Strike Price consistent with Japanese transfer pricing restrictions;

        WHEREAS, rather than proceeding under the terms of the Option Agreement, simultaneously herewith certain Baxter Group Members and certain Edwards Group Members have entered into the Purchase Agreement pursuant to which Baxter Limited will transfer the Japanese Edwards Business to Edwards Limited in exchange for the issuance of shares of Edwards Limited to Baxter Holdings Limited, and Edwards Lifesciences AG ("Edwards AG") shall immediately purchase such shares from

Baxter Holdings Limited (the "Stock Purchase") for the amount of ¥ 16,500,000,000, subject to adjustment as set forth in the Purchase Agreement (the "Valuation Amount");

        WHEREAS, in order to effectuate the completion of the distributions and the assumption and satisfaction of the Assumed Liabilities called for by Section 9.3 of the Reorganization Agreement, Edwards shall simultaneously with the closing of the Stock Purchase (the "Closing") assume and satisfy the additional liability owed to Baxter Group Members that arose in connection with the Reorganization in the amount of (x) ¥ 26,410,000,000, minus (y) the sum of (A) the Valuation Amount, plus (B) the Japanese Yen equivalent at Closing of $4,000,000, plus (C) the net book value of leasehold improvements being transferred to Baxter Limited at Miyazaki (the "US Payment"); and

        WHEREAS, the Parties desire to set forth the terms of the US Payment as an adjustment to the Assumed Liabilities as a result of the transfer price constraints and economic climate in Japan;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

          1.  Contemporaneously with the Closing, Edwards shall pay to Baxter World Trade Corporation (or as directed by Baxter World Trade Corporation) the US Payment. The US Payment shall be paid in Japanese Yen by federal or other wire transfer in immediately available funds to the account, or three or fewer accounts, designated by Baxter in writing at least two days prior to Closing.

          2.  The Parties agree to treat the US Payment as part of the Assumed Liabilities and as relating back to the transactions contemplated by the Reorganization Agreement. The Parties agree to report the Assumed Liabilities and US Payment consistently therewith on all Tax Returns (as defined in the Tax Sharing Agreement).

          3.  The Parties agree that the provisions of Section 3.05 of the Tax Sharing Agreement shall not apply to the transactions occurring at Closing or any time thereafter with respect to any Taxes (as defined in the Tax Sharing Agreement) imposed in respect of or resulting from (i) the transactions contemplated by the Purchase Agreement, (ii) the termination of the Option Agreement, (iii) the termination of the TK Agreement and/or (iv) this Agreement (the foregoing items to be referred to herein as the "Present Transactions").

          4.  The Parties agree that Baxter is solely liable for any Taxes imposed in respect of or resulting from the US Payment described in Section 1 of this Agreement.

          5.  The Parties agree that Edwards shall pay to Baxter the amount of any Tax Benefit (subject to and as defined in Section 6 below) if and to the extent (i) any adjustment to the Final Valuation Report (as defined below), including the filing of an amended Tax Return to reflect any such adjustments, is made by a Japanese taxing authority to the Tax Returns of Baxter Limited with respect to the transaction contemplated by the Purchase Agreement, which adjustment results in a Final Determination (as defined in the Tax Sharing Agreement) of taxable gain to Baxter Limited of more than Japanese Yen equivalent at Closing of $90,000,000 (calculated based on, and consistent with, the Mizuho Financial Group's valuation of the Japanese Edwards Business (such valuation referred to herein as the "Final Valuation Report"), hereinafter such Japanese Yen equivalent at Closing of $90,000,000 of gain determined by the Parties pursuant to the Final Valuation Report shall be referred to herein as the "Gain", and any gain in excess of the Gain, shall be referred to herein as the "Incremental Gain") and for which Taxes on the Incremental Gain are actually paid by Baxter Limited, and (ii) Edwards realizes a Tax Benefit resulting from an increase in Tax basis that is directly attributable to Baxter Limited's recognition of the Incremental Gain. In no event shall Edwards be liable to Baxter for any Tax Benefit associated with the Incremental Gain except to the extent of any Tax liability actually incurred by Baxter with respect to such Incremental Gain.

          6.  A "Tax Benefit" means a reduction in the aggregate Tax liability of Edwards Limited and Edwards AG determined as follows. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received in a taxable period only if and to the extent the aggregate Tax liability of Edwards Limited and Edwards AG, measured from the Closing until the end of such taxable period, is less than it would have been if such Tax liability were determined on pro forma Tax Returns without regard to a loss, deduction, credit or other similar item attributable to a matter described in Section 5 of this Agreement. In determining the Tax liability of Edwards Limited and Edwards AG for any purpose of this Agreement, the Parties agree to disregard any transactions or Tax planning strategies (such as material changes in accounting policies, changes in transfer pricing policies, changes in capital structure to increase leverage, and acquisitions or reorganizations which produce Tax losses, deductions, credits or other similar items greater than operating income) entered into by Edwards Group Members after the Closing that creates any Tax loss, deduction, credit or other similar item that reduces utilization of any portion of, or eliminates, a Tax Benefit arising from the Gain or the Incremental Gain. Edwards shall determine the Tax Benefit for any given taxable year in good faith, after consulting with Baxter, permitting Baxter to review any analyses as are reasonably requested by Baxter and providing Baxter with a reasonable opportunity to review Edwards' Tax Returns and such pro forma Tax Returns. Baxter's review of Edwards' Tax Returns will be solely for the purpose of determining the Tax Benefit and all information derived from such review will be kept confidential by Baxter for all purposes other than seeking enforcement of this Agreement. The Parties agree that any step up in basis arising from the Gain shall be fully realized, disregarding any transactions or Tax planning strategies as described in this Section 6, in Edwards' Tax Returns before any step up in basis arising from the Incremental Gain is considered in determining whether any Tax Benefit amounts are payable to Baxter.

          7.  The Parties agree that any payment pursuant to Section 5 of this Agreement shall have the character and effect set forth in Section 4.05 of the Tax Sharing Agreement.

          8.  The Parties agree that any adjustments by any taxing authorities to the income generated by the CVG Business or the IV Business during all taxable years or periods in which the TK operated up until, but not including the Closing (a "TK Adjustment"), shall be allocated to Edwards Finance for all Tax purposes, notwithstanding any provisions to the contrary in the TK Agreement. Edwards Finance shall receive all rewards of any TK Adjustment, including income, gain, credits and tax refunds (and any allocations and distributions thereof), and bear the risk of all TK Adjustments, including deductions, loss and Tax liability. Edwards shall indemnify Baxter for any Tax which may be assessed upon Baxter by any taxing authority which is directly related to a TK Adjustment and Baxter shall remit to Edwards any Tax refund received from any taxing authority which is directly related to a TK Adjustment.

          9.  If Edwards receives written notice of any suit, audit, inquiry, claim, proceeding or demand that could reasonably be expected to result in an adjustment to the Tax Returns of Edwards AG and Edwards Limited relating to the Present Transactions (a "Tax Cost"), which might affect the determination of any Tax Benefit under Paragraph 6 above, Edwards shall promptly deliver written notice thereof to Baxter.

        10.  Edwards shall be obligated to exhaust all reasonable remedies in contesting a Tax Cost. Baxter shall have the right to (i) consult with Edwards in the defense of any Tax Cost through its appointed legal counsel and/or tax professionals, in cooperation with Edwards' appointed legal and/or tax professionals at Baxter's own expense and (ii) comment on all written submissions made to any taxing authority in connection with a Tax Cost.

        11.  If Baxter receives written notice of any suit, audit, inquiry, claim, proceeding or demand that could reasonably be expected to result in an Incremental Gain (a "Covered Claim"), Baxter shall promptly deliver written notice thereof to Edwards.

        12.  Baxter shall be obligated to exhaust all reasonable remedies in contesting a Covered Claim. Edwards shall have the right to (i) consult with Baxter in the defense of any Covered Claim through its appointed legal counsel and/or tax professionals, in cooperation with Baxter's appointed legal and/or tax professionals at Edwards' own expense and (ii) comment on all written submissions made to any taxing authority in connection with a Covered Claim.

        13.  The Parties agree that the Present Transactions shall be deemed not to constitute a transaction involving either the stock or assets of either Edwards or any of its Subsidiaries (as defined in the Reorganization Agreement) or any combination thereof for purposes of Section 9.4 of the Reorganization Agreement and Baxter shall be responsible for any Taxes resulting from an IRS Adjustment (as defined in Tax Sharing Agreement), and any liabilities and associated expenses, including penalties and interest, attributable to, resulting from or in connection with the Present Transactions.

        14.  The Parties acknowledge and agree that the Parties are currently disputing certain matters in respect of, and may have certain claims under, various other agreements between the Parties. The Parties agree to resolve any such disputes and claims outside of this Agreement. The Parties acknowledge and agree that neither the execution nor consummation of this Agreement shall, in any way, be construed as an admission of any kind, or as compromising or otherwise affecting the position of any Party in any such dispute, or preclude any Party from continuing to assert against the other Party any and all of its rights with respect to any such claims.

        15.  Except as specifically amended or waived by this Agreement, the Reorganization Agreement and the Tax Sharing Agreement shall remain in full force and effect. The Parties hereto further agree that in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Tax Sharing Agreement, the Reorganization Agreement, the Option Agreement, the Purchase Agreement, the TK Agreement or any other agreement, the provisions of this Agreement shall control.

        16.  In addition to any rights granted to Edwards pursuant to the Purchase Agreement, the Parties acknowledge and covenant that Edwards Limited was granted, as of March 15, 2000, the same license to the Licensed Baxter Intellectual Property (as defined in the Reorganization Agreement) from Baxter and its subsidiaries as provided to Edwards and its subsidiaries in Sections 10.2 and 10.3 of the Reorganization Agreement. The terms of such license are as otherwise provided in the Reorganization Agreement with reference to the defined terms therein. The Parties further acknowledge and covenant that Baxter Limited was granted, as of March 15, 2000, a license to the Transferred Intellectual Property (as defined in the Reorganization Agreement) solely to the extent necessary to operate the TK as it has been operated from March 15, 2000 to the effective date of the Purchase Agreement.

        17.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by the Parties hereto.

        18.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        19.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof unless such a construction would be unreasonable.

        20.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the Parties hereto.

        21.  This Agreement shall be governed by the laws of the State of Illinois, without regard to the principles of conflicts of laws thereof.

        22.  Dispute resolution under this Agreement shall be subject to and governed by the provisions of Article XVI and Section 18.2 of the Reorganization Agreement.

        23.  Each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement, and its performance and compliance with all agreements and conditions contained herein.

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        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

BAXTER INTERNATIONAL INC.

By:
Name: Title:
EDWARDS LIFESCIENCES CORPORATION

By:
Name: Title:

S-1

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SUPPLEMENTAL REORGANIZATION AGREEMENT AND AMENDMENT TO TAX SHARING AGREEMENT